FROM:                                           FOR:
Swenson NHB Investor Relation                   Sparta Foods, Inc.
150 South Fifth St., Suite 1300                 1565 First Ave. NW
Minneapolis, Minn.  55402                       New Brighton, Minn.  55112
Contact:  Doug Ewing  (612) 371-0000            Contact:  A. Merrill Ayers, CFO
                                                (651) 697-5500

FOR IMMEDIATE RELEASE:

            SPARTA FOODS IN EXCLUSIVE NEGOTIATIONS TO BE ACQUIRED BY
                        CENEX HARVEST STATES COOPERATIVES


         St. Paul, MN, Nov. 12 - Sparta Foods, Inc. (Nasdaq: SPFO), and Cenex Harvest States Cooperatives jointly announced today that they have entered into an agreement under which Cenex Harvest States has been granted until Dec. 31, 1999, the exclusive right to negotiate the acquisition of Sparta Foods. Any acquisition would depend on satisfactory due diligence by Cenex Harvest States, negotiation of a mutually acceptable purchase price and negotiation of a satisfactory definitive agreement.

         Sparta shareholders would receive cash in exchange for their Sparta Foods common shares in any such acquisition. At present, Cenex Harvest States is the beneficial holder of convertible preferred and common shares of Sparta Foods equivalent to, if the preferred shares were to be converted, approximately 14 percent of Sparta Foods' outstanding common shares.

         Further details of the transaction will not be disclosed until completion of the negotiations.

         Cenex Harvest States Cooperatives, with headquarters in suburban St. Paul, Minn., is a producer-to-consumer cooperative system owned by farmers, ranchers and their local co-ops from the Great Lakes to the Pacific Northwest, and from the Canadian border to Texas. Through a broad range of partnerships, this fully integrated agricultural foods cooperative also markets and distributes petroleum products, agronomic inputs and feed to rural America, as well as grain and processed food products to customers worldwide.

         Sparta Foods, Inc., located in New Brighton, Minn. and Phoenix, Ariz., is a regional market leader in the production and distribution of tortillas and value-added tortilla products to the retail and foodservice industries. The Company's product lines include tortillas, tortilla chips and other snack products, and picante and other salsas. Sparta Foods distributes its food products to retail grocery chains and general merchandise retailers throughout the Midwest and Southwest U.S. principally under the Arizona Brand(R), Cruz(R), La Campana Paradiso(R), La Canasta(R), and Spanish Bell(R) labels. Foodservice customers include Perkins Family Restaurants, Friendly's Restaurants and other nationally-known restaurants and distributors.